Cornerstone Healthcare Plus REIT To Invest In
$16.3 Million Long-Term Acute Care Hospital in Rome, GA.

(Irvine, CA) January 12, 2010 - Cornerstone Real Estate Funds, and its strategic alliance partner and sub-advisor Servant Healthcare Investments, announced a new development project today. The Cornerstone Healthcare Plus REIT (formerly Cornerstone Growth & Income REIT) will invest in the development of a $16.3 million long-term acute care hospital (LTACH) on the campus of Floyd Medical Center in Rome, Georgia. The project will be approximately 53,000 square feet of which approximately 86% will be occupied by the LTACH, with the remainder being occupied by Floyd Medical Center for clinical space. Construction is expected to begin in January of 2010 with the project opening slated for March of 2011.

The project is a joint venture among Cornerstone Healthcare Plus REIT, another Cornerstone sponsored fund and The Cirrus Group, LLC a real estate development company specializing in the development and delivery of customized, state-of-the-art medical and healthcare-related real estate. The Cirrus Group is based in Dallas and has completed over 65 medical projects nationwide since its inception in 1996.

The LTACH will be an expansion of The Specialty Hospital, an existing 24-bed LTACH within the main hospital building. The new LTACH will be a separate freestanding building connected to the existing hospital and will have a total of 45 beds. RehabCare Group, Inc., which currently owns 80% of The Specialty Hospital and operates the existing facility, will continue to operate the new facility and has signed a long term lease for its space.

RehabCare is one of the country’s largest providers of services in the post-acute setting, providing services to over 1,200 hospitals, skilled nursing facilities and other long-term care operators. RehabCare specializes in providing less capital intensive and more efficient rehab services to their patients. The company is publicly listed on the NYSE under the ticker RHB.

The expanded LTACH will serve patients throughout the northwest Georgia and northeast Alabama region who are in need of intensive care for an extended period of time. There are no competing LTACH facilities within a 50 mile radius of the new development project

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve risk and uncertainties which could cause actual results to vary materially form those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes general economic conditions, changes in real estate conditions, changes in interest rates, lease-up risks, lack of financing availability and lack of capital proceeds. Securities offered through Pacific Cornerstone Capital, Inc. Member FINRA and SIPC. Investments are not FDIC insured, not bank guaranteed and may lose value.